                                                                   Exhibit 10.1


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                           ------------------------
                           STOCK PURCHASE AGREEMENT
                           ------------------------

                              dated July 15, 1996

                                     among


                                PETROPAR S.A.,

                      ALICORNO COMERCIO E SERVICOS, LDA.

                                      and

                               PGI POLYMER, INC.

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

                               TABLE OF CONTENTS


                                   ARTICLE I

                                  DEFINITIONS

 1.01.  Certain Defined Terms................................................  1

                                  ARTICLE II

                               PURCHASE AND SALE

 2.01.  Purchase and Sale....................................................  5
 2.02.  Purchase Price.......................................................  5
 2.03.  Closing..............................................................  5
 2.04.  Purchase Price Adjustment............................................  5

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

 3.01.  Incorporation and Authority of Parent and Seller.....................  8
 3.02.  Ownership of the Shares..............................................  8
 3.03.  Incorporation and Qualification of Petropar N.A. and Fitesa..........  9
 3.04.  Articles of Incorporation and By-Laws................................  9
 3.05.  No Conflict..........................................................  9
 3.06.  Consents and Approvals............................................... 10
 3.07.  Financial Statements; Absence of Undisclosed Liabilities............. 10
 3.08.  Absence of Certain Changes or Events................................. 11
 3.09.  Litigation........................................................... 11
 3.10.  Compliance with Applicable Laws...................................... 11
 3.11.  Environmental Matters................................................ 12
 3.12.  Title to Properties.................................................. 14
 3.13.  Trademarks, Etc...................................................... 14
 3.14.  Insurance............................................................ 15
 3.15.  Employee Benefit Matters............................................. 15
 3.16.  Labor Matters........................................................ 17
 3.17.  Transactions with Affiliates......................................... 17
 3.18.  Taxes................................................................ 18
 3.19.  Material Contracts................................................... 18
 3.20.  Accounts Receivable.................................................. 19
 3.21.  Inventories.......................................................... 19
 3.22.  Petropar N.A......................................................... 19
 3.23.  Brokers.............................................................. 19
 3.24.  Subsidiaries......................................................... 20
 3.25.  Product Warranty..................................................... 20

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 4.01.  Incorporation and Authority of Purchaser............................. 20
 4.02.  No Conflict.......................................................... 20
 4.03.  Consents and Approvals............................................... 21
 4.04.  Absence of Litigation................................................ 21
 4.05.  Investment Purpose................................................... 21
 4.06.  Financing............................................................ 21
 4.07.  Brokers.............................................................. 21

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 5.01.  Conduct of Business Prior to the Closing............................. 22
 5.02.  Access to Information................................................ 23
 5.03.  Books and Records.................................................... 23
 5.04.  Governmental Approvals and Consents.................................. 24
 5.05.  Confidentiality...................................................... 24
 5.06.  Use of the "Fitesa" or "Petropar" Names.............................. 25
 5.07.  Investigation........................................................ 25
 5.08.  Further Action....................................................... 26

                                  ARTICLE VI

                               EMPLOYEE MATTERS

 6.01.  Employees............................................................ 26
 6.02.  WARN Act............................................................. 27
 6.03.  Survival............................................................. 27

                                  ARTICLE VII

                                  TAX MATTERS

 7.01.  Tax Indemnities...................................................... 27
 7.02.  Refunds and Tax Benefits............................................. 28
 7.03.  Contests............................................................. 29
 7.04.  Preparation of Tax Returns........................................... 30
 7.05.  Cooperation and Exchange of Information.............................. 31
 7.06.  Conveyance Taxes..................................................... 31
 7.07.  Miscellaneous........................................................ 32

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

 8.01.  Conditions to Obligations of All Parties............................. 32
 8.02.  Conditions to Obligations of Parent and Seller....................... 32
 8.03.  Conditions to Obligations of Purchaser............................... 33

                                  ARTICLE IX

                                INDEMNIFICATION

 9.01.  Survival............................................................. 34
 9.02.  Indemnification by Purchaser......................................... 34
 9.03.  Indemnification by Parent............................................ 35
 9.04.  Indemnification Procedures, Etc...................................... 37
 9.05.  Conduct of Certain Litigation........................................ 38

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

10.01.  Termination.......................................................... 39
10.02.  Effect of Termination................................................ 39
10.03.  Waiver............................................................... 39

                                  ARTICLE XI

                              GENERAL PROVISIONS

11.01.  Expenses............................................................. 40
11.02.  Notices.............................................................. 40
11.03.  Public Announcements................................................. 41
11.04.  Headings............................................................. 41
11.05.  Severability......................................................... 41
11.06.  Entire Agreement..................................................... 42
11.07.  Assignment........................................................... 42
11.08.  No Third-Party Beneficiaries......................................... 42
11.09.  Amendment............................................................ 42
11.10.  Governing Law........................................................ 42
11.11.  Counterparts......................................................... 43

     STOCK PURCHASE AGREEMENT, dated July 15, 1996 (this "Agreement"), among PETROPAR S.A., a corporation incorporated under the laws of the Federative Republic of Brazil ("Parent"), ALICORNO COMERCIO E SERVICOS, LDA., a corporation incorporated under the laws of Madeira and a wholly owned subsidiary of Parent ("Seller"), and PGI POLYMER, INC., a Delaware corporation ("Purchaser").

     WHEREAS, Seller owns all the issued and outstanding shares of common stock, no par value (the "Shares"), of Petropar North America Corp., a North Carolina Corporation ("Petropar N.A."), which, in turn, owns all the issued and outstanding shares of common stock, no par value, of Fitesa North America Corporation, a North Carolina corporation ("Fitesa"); and

     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Parent, Purchaser and Seller hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" of a specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Porto Alegre, Brazil or Funchal, Madeira.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

     "Current Assets" means, at any time, the accounts receivable, prepaid deposits, raw materials, work-in-progress, finished goods and inventory allowance of Fitesa calculated in accordance with GAAP, excluding accounts receivable from affiliated parties.

     "Current Liabilities" means, at any time, the accounts payable and accrued expenses of Fitesa calculated in accordance with GAAP, excluding accounts payable to affiliated parties.

     "Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered to Purchaser by Seller.

     "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

     "GECC Credit Agreement" means the Credit Agreement dated September 25, 1995, between General Electric Capital Corporation and Fitesa.

     "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

     "Governmental Order" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Intellectual Property Rights" means all (a) patent and patent applications, (b) trademarks, service marks, logos, trade dress, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof and (d) trade secrets, formulas, inventions, invention disclosures, know-how, manufacturing and production processes and techniques, business and marketing plans, customer and supplier lists, computer software and other proprietary business and intellectual property rights that are employed in the conduct of the business of Fitesa as it is now being conducted.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "knowledge of Parent" or "Parent's knowledge" means the actual knowledge of the executive officers of Parent, including without limitation Wilson Ling and William Ling, and, when such knowledge relates to Fitesa, after due inquiry of the executive officers of Fitesa.

     "Losses" of a Person means any and all claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) actually suffered or incurred by such Person.

     "Material Adverse Effect" means, with respect to any Person, any change in, or effect on, the business of such Person that is materially adverse to the business, operations, results of operations or the financial condition thereof.

     "Morgan Guaranty Credit Agreement" means the Credit Agreement dated December 31, 1993, between Morgan Guaranty Trust Company of New York and Fitesa.

     "Person" means an individual, corporation, partnership, joint venture, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or another entity.

     "Reference Working Capital" means $2,867,100, which is the average of the Working Capital of Fitesa at the end of each of the months December 1995 through May 1996.

     "Selling Parties" means Parent, Seller, Petropar N.A. and Fitesa.

     "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, transfer or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     "Working Capital" means, at any time, the excess of Current Assets over Current Liabilities.

          (b) Each of the following terms is defined in the section set forth opposite such terms below:


          Term                                    Section
          ----                                    -------
     Agreement                                    Recitals
     Authorized Agent                             11.10
     Accounting Procedures                        2.04(b)
     CERCLA                                       3.11(g)
     Closing                                      2.03(a)
     Closing Date                                 2.03(a)
     Closing Date Working Capital                 2.04(b)
     Closing Date Working Capital Statement       2.04(b)
     Confidentiality Agreement                    5.05
     Contest                                      7.03(b)
     Continuation Period                          6.01(a)
     Designated Amount                            2.04(c)(i)
     Environmental Laws                           3.11(g)
     Environmental Permits                        3.11(g)
     Financial Statements                         3.07
     Fitesa                                       Recitals
     Goldman Sachs                                3.23
     Hazardous Materials                          3.11(g)
     Indemnified Party                            9.04
     Indemnifying Party                           9.04
     Independent Accounting Firm                  2.04(d)(ii)
     Interim Summary Reports                      3.07(b)
     IRS                                          3.15(a)
     Material Contracts                           3.19(a)
     Parent                                       Recitals
     Parent's Accountants                         2.04(b)
     Petropar                                     Recitals
     Plans                                        3.16(a)
     Post-Closing Date Tax Benefit                7.02(b)
     Purchaser                                    Recitals
     Purchase Price                               2.02
     Purchaser's Accountants                      2.04(b)
     RCRA                                         3.11(g)
     Retained Names and Marks                     5.06(a)
     Securities Act                               4.05
     Seller                                       Recitals
     Shares                                       Recitals
     Starnes Litigation                           9.03(a)
     Transferred Employees                        6.01(a)

                                  ARTICLE II

                               PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, the Shares.

          SECTION 2.02. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be $48,000,000 in cash subject to adjustment in accordance with Section 2.04. The Purchase Price shall be payable as provided in Section 2.03(c).

          SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on the third Business Day following the later to occur of (i) the expiration or termination of the applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII. The Closing will occur at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, or at such other time or on such other date or at such other place as Parent and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

          (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

          (c) At the Closing, Purchaser shall deliver to Seller the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Purchaser.

          SECTION 2.04. Purchase Price Adjustment. (a) The Purchase Price shall be subject to adjustment after the Closing Date as specified in this
Section 2.04.

          (b) As soon as practicable (but in no event later than 60 calendar days following the Closing Date), Purchaser shall prepare and deliver to Parent a statement (the "Closing Date Working Capital Statement") setting forth the Working Capital of Fitesa as of the Closing Date (the "Closing Date Working Capital"), which will be determined in accordance with the procedures set forth in Sections 2.04(a) and (b) of the Disclosure Schedule (the "Accounting Procedures"). The Closing Date Working Capital Statement shall be prepared based on Fitesa's books and records as of the Closing Date and shall be verified by review by, and shall be accompanied by the statement thereon of, Ernst & Young L.L.P., accountants of Purchaser ("Purchaser's Accountants"), stating that the Closing Date Working Capital has been determined in accordance with the Accounting Procedures. Parent and Purchaser agree that the physical inventory of Fitesa's raw materials, work-in progress and finished goods shall be conducted on the Closing Date in accordance with the procedures set forth in Section 2.04(a) of the Disclosure Schedule. During the preparation of the Closing Date Working Capital Statement by Purchaser and the period of any dispute provided for in
Section 2.04(d), Purchaser shall provide Parent and Coopers & Lybrand L.L.P. ("Parent's Accountants") access to the books, records, facilities and employees of Fitesa, and, if agreed by Purchaser's Accountants, the work papers of Purchaser's Accountants, and Purchaser shall cooperate fully with Parent's Accountants, in each case to the extent required by Parent and Parent's Accountants in order to review the Closing Date Working Capital Statement and to investigate the basis for any such dispute.

          (c) Subject to the limitations set forth in Section 2.04(d), if Purchaser has not received a notice of dispute from Parent in accordance with
Section 2.04(d) within 35 Business Days after the date of receipt by Parent of the Closing Date Working Capital Statement:

              (i) If the amount of the Closing Date Working Capital shown on the Closing Date Working Capital Statement is less than the amount of the Reference Working Capital by at least $50,000 (the "Designated Amount"), Seller shall pay to Purchaser, as an adjustment to the Purchase Price, an amount equal to such difference less the Designated Amount; and

              (ii) If the amount of the Closing Date Working Capital shown on the Closing Date Working Capital Statement is greater than the amount of the Reference Working Capital by at least the Designated Amount, Purchaser shall pay to Seller, as an adjustment to the Purchase Price, an amount equal to such excess over the Designated Amount.

All payments to be made under this subsection (c) shall be made by wire transfer of immediately available funds to an account designated by the receiving party.

          (d) (i) If not disputed by Parent in accordance with this Section 2.04(d), the Closing Date Working Capital Statement delivered by Purchaser to Parent shall be final, binding and conclusive on the parties hereto. Parent may dispute any amounts reflected on the Closing Date Working Capital Statement to the extent that the net effect of such disputed amounts in the aggregate would be to change the Closing Date Working Capital by more than the Designated Amount; provided, however, that Parent shall notify Purchaser and Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 Business Days of Parent's receipt of the Closing Date Working Capital Statement. In the event of such a dispute, each of Parent and Purchaser shall negotiate in good faith to reconcile their differences.

          (ii) If Purchaser and Parent are unable to reach a resolution, leaving in dispute amounts the net effect of which in the aggregate would change the Closing Date Working Capital by at least the Designated Amount, Purchaser and Parent shall submit the items remaining in dispute that Parent shall be entitled to dispute by the terms of this Section 2.04(d) for resolution to the Charlotte, North Carolina office of Arthur Andersen L.L.P. or such other independent accounting firm as may be mutually acceptable to Parent and Purchaser (the "Independent Accounting Firm"), which shall, within 30 Business Days of such submission, determine and report to Parent, Seller and Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Parent, Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

          (iii) No adjustment to any amount payable by Seller or Purchaser pursuant to Section 2.04(c) shall be made with respect to amounts disputed by Parent pursuant to this Section 2.04(d), unless the net effect of the amounts successfully disputed by Parent in the aggregate is to change the Closing Date Working Capital by at least the Designated Amount, in which case such adjustment shall only be made in an amount equal to any excess over the Designated Amount.

          (iv) Any amount that is payable under Section 2.04(c), including, without limitation, any portion thereof that is subject to dispute under this
Section 2.04(d) shall be paid by Seller or Purchaser, as the case may be, by wire transfer in immediately available funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

              (e) In acting under this Agreement, Parent's Accountants, Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

              (f) Any payment required to be made by Seller or Purchaser pursuant to Section 2.04(c) shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its base rate from the Closing Date to the date of such payment.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to Purchaser as follows:

          SECTION 3.01. Incorporation and Authority of Parent and Seller. Parent is a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil. Seller is a corporation duly incorporated and validly existing under the laws of Madeira. Each of Parent and Seller is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not have a Material Adverse Effect on Parent or Seller. Each of Parent and Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Seller, the performance by each of them of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Seller, respectively. This Agreement has been duly executed and delivered by each of Parent and Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.02. Ownership of the Shares. (a) The Shares constitute all the issued and outstanding capital stock of Petropar N.A. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except for Fitesa, all of whose issued and outstanding capital stock is owned beneficially and of record by Petropar N.A., Petropar N.A. does not own, directly or indirectly, any equity or similar interest in any corporation or other legal entity or other interest convertible or exchangeable into or exercisable for any equity or similar interest, and Petropar N.A. is not, directly or indirectly, a participant in any joint venture or other business association with any third party.

          (b) There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Petropar N.A. or Fitesa or obligating either of them to issue or sell any shares of capital stock thereof, or other equity interests therein.

          (c) The entire authorized capital stock of Petropar N.A. consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Petropar N.A. are owned of record and beneficially by Seller, free and clear of any Encumbrance. The entire authorized capital stock of Fitesa consists of 100,000 shares of common stock, of which 3,050 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Fitesa are owned of record and beneficially by Petropar N.A., free and clear of any Encumbrance, except as set forth in Section 3.02 of the Disclosure Schedule. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Petropar N.A. or Fitesa.

          SECTION 3.03. Incorporation and Qualification of Petropar N.A. and Fitesa. Each of Petropar N.A. and Fitesa is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct the business now conducted by it. Each of Petropar N.A. and Fitesa is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that would not have a Material Adverse Effect on Petropar N.A. or Fitesa.

          SECTION 3.04. Articles of Incorporation and By-Laws. Parent has heretofore furnished to Purchaser a complete and correct copy of the Articles of Incorporation and the By-laws, each as amended to date, of each of Petropar N.A. and Fitesa. Such Articles of Incorporation and By-laws are in full force and effect. Neither Petropar N.A. nor Fitesa is in violation of any provision of its Articles of Incorporation or By-laws.

          SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser or as described in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by each of Parent and Seller do not and will not (a) violate or conflict with the organizational documents of any of the Selling Parties, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Selling Parties, except for such conflicts or violations as would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted or have a material adverse effect on the ability of Parent or Seller to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of any of the Selling Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any of the Selling Parties is a party or by which any of such assets or properties is bound or affected, except as would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted or have a material adverse effect on the ability of Parent or Seller to consummate the transactions contemplated by this Agreement.

          SECTION 3.06. Consents and Approvals. The execution and delivery of this Agreement by Parent and Seller do not, and the performance of this Agreement by Parent and Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act,
(b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Parent or Seller from, or delay Parent or Seller in, performing any of its material obligations under this Agreement and would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted and (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

          SECTION 3.07. Financial Statements; Absence of Undisclosed Liabilities. (a) Parent has delivered to Purchaser true and correct copies of the balance sheets of Fitesa as of December 31, 1995, December 31, 1994 and December 31, 1993 and the related statements of income and cash flow for the years then ended, which have been audited by Coopers & Lybrand L.L.P. (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Fitesa as of the dates thereof and the results of its operations and cash flows for the periods then ended.

          (b) Parent has delivered to Purchaser true and correct copies of the summary financial reports of Fitesa for the months of January 1996 through May 1996 (the "Interim Summary Reports"). The Interim Summary Reports, which are unaudited, fairly present in all material respects the financial position of Fitesa as of the dates thereof and the results of its operations for the periods then ended, and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein.

          (c) Except as set forth in Section 3.07 of the Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, neither Petropar N.A. nor Fitesa has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet.

          SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Disclosure Schedule, since June 30, 1995, each of Petropar N.A. and Fitesa has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Effect on either of them, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by Petropar N.A. or Fitesa to any of its officers of any increase in compensation, except in the ordinary course of business consistent with prior practice, (y) any granting by Petropar N.A. or Fitesa to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any individual promoted or hired, or (z) any entry by Petropar N.A. or Fitesa into any employment, severance or termination agreement with any executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on either Petropar N.A. or Fitesa, (vi) any change in accounting methods, principles or practices by Petropar N.A. or Fitesa materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (vii) any sale, lease, transfer, or assignment of any material assets other than in the ordinary course of business, (viii) any material capital expenditures other than in the ordinary course of business, (ix) any material capital investment in, or loan to, any other Person outside the ordinary course of business, or (x) any loan to, or other material transaction with, any directors, officers and employees of Fitesa outside the ordinary course of business.

          SECTION 3.09. Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the knowledge of Parent, threatened against either Petropar N.A. or Fitesa or any of their respective assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably likely to have a Material Adverse Effect on Petropar N.A. or Fitesa. Except as set forth in
Section 3.09 of the Disclosure Schedule, neither Petropar N.A. nor Fitesa nor any of its assets and properties is subject to any order, writ, judgment, injunction, decree, determination or award. Except as otherwise set forth in
Section 3.09 of the Disclosure Schedule, each of the matters listed on Section
3.09 of the Disclosure Schedule is covered by insurance, and the insurer has acknowledged coverage of each such matter without reservation.

          SECTION 3.10. Compliance with Applicable Laws. Except as set forth in
Section 3.10 of the Disclosure Schedule, within the preceding three years neither Petropar N.A. nor Fitesa has violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted, and there is no action pending against Petropar N.A. or Fitesa charging failure to so comply. The conduct of the business of each of Petropar N.A. and Fitesa is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted. Each of Petropar N.A. and Fitesa has all permits, licenses, franchises and certificates of occupancy from Governmental Authorities required to conduct its business as now being conducted, except for such permits, licenses, franchises and certificates the absence of which would not, in the aggregate, have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted.

          SECTION 3.11.  Environmental Matters.  Except as set forth in Section
3.11 of the Disclosure Schedule:

          (a) Except as would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted, each of Petropar N.A. and Fitesa (i) is in compliance with all applicable Environmental Laws and (ii) holds all Environmental Permits necessary for its operations and properties and is in compliance with the terms and conditions of all such Environmental Permits.

          (b) Neither Petropar N.A. nor Fitesa has received any written claim, demand, notice or complaint alleging violation of, or liability (including without limitation any liability for site investigation, cleanup or corrective action) under, any Environmental Laws.

          (c) Except as would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted, none of the following exists at any property or facility owned or operated by Fitesa: (i) asbestos-containing material in any form or condition; (ii) materials containing polychlorinated biphenyls; (iii) underground storage tanks or surface impoundments; or (iv) landfills, surface impoundments or disposal areas.

          (d) Except as would not have a material adverse effect on the ability of Petropar N.A. or Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted, Fitesa has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental Laws.

          (e) No written notice of a release of a Hazardous Material has been filed by or on behalf of Fitesa, and no property or facility now or previously owned or operated by Fitesa is on the CERCLA National Priorities List (or proposed for such listing), the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state list.

          (f) Fitesa has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

          (g)  For purposes of this Agreement:

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge, investigation or cleanup of Hazardous Materials, in effect as of the date hereof.

               "Environmental Permits" means any permit, approval, identification number, license or other authorization required of Fitesa under any applicable Environmental Law.

               "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "solid waste" or "hazardous waste" pursuant to RCRA or any "pesticide", "pollutant", "contaminant", "toxic chemical" or "noise".

               "RCRA" means the Resource Conservation and Recovery Act, as amended.

          SECTION 3.12. Title to Properties. (a) Fitesa has good and marketable title to, or valid leasehold interests in, all the properties and assets used by it or located on its premises that are material to the conduct of its business, or which are shown on the Financial Statements except for such as are no longer useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar impediments that, in the aggregate, would not have a material adverse effect on the ability of Fitesa to conduct its business as currently conducted or as currently contemplated to be conducted and, as to the real property owned by Fitesa, would not have a material effect on the value of such property. All such assets and properties, other than assets and properties in which Fitesa has leasehold interests, are free and clear of all Encumbrances except for (i) liens for taxes not yet due or being contested in good faith by appropriate procedures, (ii) mechanics, carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, individually or in the aggregate, material to Fitesa's business, or (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business. All such assets are in good operating condition, ordinary wear and tear excepted, and are usable in the ordinary course of Fitesa's business.

          (b) With respect to real property owned or leased by Fitesa, (i) all buildings, structures and other improvements located on such real property are suitable for the uses for which they are currently used and (ii) such properties have customary access to the utilities serving such properties sufficient to allow the conduct of Fitesa's business as currently conducted or as currently contemplated to be conducted, except for interruptions in utility service beyond Fitesa's control.

          (c) Fitesa has complied in all material respects with the terms of the real property lease to which it is a party and under which it is in occupancy, such lease is in full force and effect and no party to such lease is in material breach thereof. Fitesa enjoys peaceful and undisturbed possession under such lease.

          (d) The real property used in the conduct of Fitesa's business consists of the real property owned by Fitesa and located at 10 Panasonic Way in Mooresville, North Carolina and the property leased by Fitesa pursuant to the lease described in item 9 of Section 3.19 of the Disclosure Schedule.

          SECTION 3.13. Trademarks, Etc. Fitesa does not own any patented or registered Intellectual Property Rights and there are no pending patent applications and applications for the registration of any Intellectual Property Rights owned by Fitesa. Section 3.13 of the Disclosure Schedule contains a complete and accurate list of (i) all trade names and unregistered trademarks owned by Fitesa; and (ii) all computer software owned and/or used by Fitesa other than commercially available software with an annual license fee of less than $1,000. Fitesa has not granted any licenses to any Person with respect to Intellectual Property Rights and, other than with respect to computer software, no Person has granted any such licenses to Fitesa. The Intellectual Property Rights are sufficient to allow Fitesa to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Section 3.13 of the Disclosure Schedule, Fitesa owns (free and clear of all Encumbrances) or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. Fitesa has not infringed, misappropriated or is otherwise not in conflict with any intellectual property right of any Person in any material respect, and the conduct of the business of Fitesa as currently conducted or as currently contemplated to be conducted does not and will not conflict in any material respect with any license, trademark, trademark right, tradename, tradename right, patent, patent right, invention, industrial model, service mark or copyright of any third Person. No claims are pending or, to the knowledge of Parent, threatened by any Person contesting or challenging the ownership, validity, enforceability or use of any such Intellectual Property Rights. To the knowledge of Parent, there are no claims pending or threatened by any Person against S.T.P. Impianti alleging infringement of any intellectual property rights relating to the technology used in Fitesa's manufacturing lines. Fitesa has not made a claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights. Fitesa has taken all necessary and desirable action to maintain and protect the Intellectual Property Rights (including, without limitation, taken steps reasonable under the circumstances to maintain the confidentiality of and protect against the disclosure of trade secrets and know-how).

          SECTION 3.14. Insurance. Section 3.14 of the Disclosure Schedule sets forth a complete list of all material insurance policies (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which Fitesa is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: (i) such policy is in full force and effect;
(ii) neither Fitesa nor, to the knowledge of Parent, any other party to such policy is in material breach or default thereunder, and no event has occurred which, with or without notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under such policy; and (iii) no party to such policy has repudiated any material provision thereof.

          SECTION 3.15. Employee Benefit Matters. (a) Section 3.15 of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements with respect to which Fitesa has any obligation or which are maintained, contributed to or sponsored by Fitesa for the benefit of any current employee, officer or director of Fitesa or any former employee of Fitesa who was previously employed by it, or with respect to which Fitesa has any liability or reasonable expectation of liability (the "Plans"). Except as disclosed in Section 3.15 of the Disclosure Schedule, each Plan is in writing and Parent has previously made available to Purchaser a true and complete copy of each Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Plan:
(i) a copy of each trust or other funding arrangement, (ii) the three most recently filed Internal Revenue Service ("IRS") Forms 5500, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report and financial statement and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings. determinations, and opinions).

          (b) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Internal Revenue Code. All prior contributions, premiums or payments made with respect to any Plan have been deducted for income tax purposes and no such deduction previously claimed has been, or is reasonably expected to be challenged by any Governmental Authority. The Financial Statements accurately reflect accruals of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans as of the date thereof.

          (c) None of the Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA, and Fitesa has not incurred any material liability under, arising out of or by operation of Title IV of ERISA. Fitesa has no liability or reasonable expectation of liability with respect to any (i) multiemployer plan (as such term is defined in Section 3(37) of ERISA), (ii) employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Internal Revenue Code (and regulations promulgated thereunder), or (iii) plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

          (d) Except as disclosed in Section 3.15 of the Disclosure Schedule, none of the Plans obligates Fitesa to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is contemplated in Section 280G of the Code.

          (e) Each Plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code, has received a favorable determination letter from the IRS that such plan is so qualified, and the related trust which is intended to be exempt from federal income tax pursuant to Section 501(a) of the Internal Revenue Code has received a determination letter from the IRS that such trust is so exempt and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of such related trust.

          (f) No transaction or omission has occurred with respect to any Plan that could subject Fitesa, any trustee or administrator of any Plan, any party dealing with any Plan or Purchaser to any material tax or penalty imposed by ERISA or the Internal Revenue Code. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or to Parent's knowledge, threatened, and Parent has no knowledge of any facts that could reasonably be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands. None of the assets of Fitesa or Petropar N.A. is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code, neither Fitesa nor Petropar N.A. has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, and Parent has no knowledge of any facts which could reasonably be expected to give rise to such lien or such posting of security.

          (g) Neither Fitesa nor Petropar N.A. has any liability or reasonable expectation of liability with respect to any employee benefit plan, program, policy or arrangement, whether or not covering U.S. employees or former employees, whether or not terminated, whether or not subject to ERISA, and whether or not presently or formerly maintained by any member of the controlled group of companies (within the meaning of Internal Revenue Code Section 414) of which Fitesa or Petropar N.A. is or was a member, other than the Plans.

          (h) Any bonuses, incentive fees, or other amounts payable to employees of Fitesa solely as a result of the consummation of the transactions contemplated by this Agreement will be paid by Seller or Parent.

          SECTION 3.16. Labor Matters. (a) There are no material controversies pending or, to the knowledge of Parent, threatened, between Fitesa and any of its employees; (b) Fitesa is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Fitesa under any such agreement or contract; (c) during the past three years, there have been no unfair labor practice complaints pending against Fitesa before the National Labor Relations Board; and (d) during the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or, to Parent's knowledge, threats thereof, by or with respect to any employees of Fitesa.

          SECTION 3.17.  Transactions with Affiliates.  Except as set forth in
Section 3.17 of the Disclosure Schedule, neither Petropar N.A. nor Fitesa has been within the last three years a party to any material contract, lease, agreement or arrangement with Parent (or any Affiliate of Parent), including any material contract, lease, agreement or arrangement pursuant to which either of them is obligated to pay money or provide goods, services or property for use in or in connection with its business.

          SECTION 3.18. Taxes. Except as set forth in Section 3.18 of the Disclosure Schedule, (a) each of Petropar N.A. and Fitesa has timely filed or been included in, or will timely file or be included in, all returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of Petropar N.A. or Fitesa, (b) all Taxes shown to be payable on such returns have been paid or will be paid and
(c) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against either Petropar N.A. or Fitesa.

          SECTION 3.19. Material Contracts. (a) Section 3.19(a) of the Disclosure Schedule lists the following contracts (collectively, the "Material Contracts") to which Fitesa is a party or by which its assets may be bound:

               (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, purchase order or letter of credit (other than intercompany debt contemplated by Section 5.01(c) and purchase orders issued in the ordinary course of business) that Parent reasonably anticipates will, in accordance with its terms, involve aggregate payments by or to Fitesa of more than $20,000 within the 12 month period following the date hereof and that is not cancelable without liability within 60 days;

               (ii) any lease of real or personal property involving any annual expense in excess of $20,000;

               (iii) any contract or agreement containing covenants limiting in any respect the freedom of Fitesa to engage in any line of business or compete with any Person;

               (iv) any agreement (or group of related agreements) under which Fitesa has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations, in excess of $50,000, or under which it has imposed an Encumbrance on any of its assets (other than any lien of the type described in the second to last sentence of
     Section 3.12(a));

               (vi) any contract or agreement not entered into in the ordinary course of Fitesa's business; and

               (v) any employment agreement involving payments of base compensation annually by Fitesa in excess of $60,000.

          (b) Fitesa is not (and, to the knowledge of Parent, no other party is) in breach or violation of, or default under, any of the Material Contracts.
Each Material Contract is a valid agreement, arrangement or commitment of Fitesa, enforceable against Fitesa in accordance with its terms except where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

          SECTION 3.20. Accounts Receivable. The accounts receivable reflected in the balance sheet of Fitesa dated December 31, 1995, and all accounts receivable of Fitesa arising since such date, are valid receivables not subject to setoff or counterclaim, are current and collectible subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Financial Statements (rather than in any notes thereto) and adjusted for operations and transactions through the Closing Date in accordance with past practice, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, and all the services performed that gave rise to such accounts were delivered or performed in all material respects in accordance with the applicable orders, contracts or customer requirements.

          SECTION 3.21. Inventories. Fitesa's inventory of supplies, raw materials, work in process and finished goods consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided in accordance with GAAP, and the current amount of such inventory is reasonable in the present circumstances of Fitesa's business.

          SECTION 3.22. Petropar N.A. Petropar N.A. was organized to hold the shares of Fitesa and, except for engaging in activities relating to such stock ownership and, except as set forth in Section 3.22 the Disclosure Schedule, has not engaged in any business activities, conducted any operations, entered into any contracts or had any employees since the date of its organization.

          SECTION 3.23. Brokers. Except for Goldman, Sachs & Co. ("Goldman Sachs"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Selling Parties. Parent is solely responsible for the fees and expenses of Goldman Sachs.

          SECTION 3.24 Subsidiaries. Fitesa does not have, and has not had during the last five years, any subsidiaries, nor does it have (or has it had during the last five years) any investment in any other Person.

          SECTION 3.25 Product Warranty. To the knowledge of Parent, since June 30, 1995, the products sold in the conduct of Fitesa's business have been in compliance in all material respects with any warranties made with respect thereof, and, except as set forth in Section 3.25 of the Disclosure Schedule, there is not currently pending any customer claim alleging any material breach of warranty with respect to such products.



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Parent and Seller as follows:

          SECTION 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Parent and Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Parent or Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

          SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in a writing delivered to Parent by Purchaser on the date hereof, (b) the notification requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Purchaser from, or delay Purchaser in, performing any of its material obligations under this Agreement and (d) as may be necessary as a result of any facts or circumstances relating solely to Parent or Seller.

          SECTION 4.04. Absence of Litigation. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body that seeks to delay or prevent the consummation of the transactions contemplated hereby or that would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

          SECTION 4.05. Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

          SECTION 4.06. Financing. Purchaser has, and will have at the Closing, all funds necessary to consummate the transactions contemplated by this Agreement.

          SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless Purchaser otherwise agrees in writing (which agreement will not be unreasonably withheld) and except as otherwise set forth in Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, Parent will cause Fitesa to (i) conduct its business only in the ordinary course, provided, however, that all trade payables that are stated to be payable on a certain date will be paid no later than five days following such date, (ii) use reasonable efforts to preserve intact Fitesa's business organization and assets, subject to the conduct of its business in the ordinary course, (iii) use reasonable efforts to keep available to Purchaser the services of the present officers and key employees of Fitesa and (iv) use reasonable efforts to preserve the current relationships of Fitesa with its respective customers, suppliers, distributors and other Persons with which Fitesa has significant business relationships.

          (b) Purchaser acknowledges that Parent intends to cancel, or cause the cancellation of, prior to or at the Closing, the intercompany arrangements identified in Section 5.01(b) of the Disclosure Schedule, copies of which have been delivered to Purchaser, and that such cancellations (including, without limitation, any consequences of such cancellations) will not result in a breach of this Agreement; provided, however, that all obligations of Fitesa under such agreements shall terminate completely and neither Petropar N.A. nor Fitesa shall have any liability to any Person with respect thereto.

          (c) Parent agrees to cause intercompany accounts between Parent or its Affiliates, on the one hand, and Fitesa, on the other hand, including the promissory note dated September 26, 1995 executed by Fitesa in favor of Fitesa Overseas Ltd., a British Virgin Islands corporation and a wholly owned subsidiary of Parent, in the amount of $4,231,948.13 to be settled in cash at or prior to Closing. Notwithstanding any other provisions of this Agreement, Parent will indemnify and hold harmless Purchaser, Petropar N.A. and Fitesa from and against any and all withholding taxes and reasonable out-of-pocket expenses arising as a result of Purchaser, Petropar N.A. or Fitesa paying, settling or being deemed to pay or settle any amount at the Closing under this subsection
(c).

          (d) Immediately upon receipt by Seller of the Purchase Price, Parent agrees to cause Seller to pay all outstanding amounts owing from Fitesa to its creditors under (i) the GECC Credit Agreement, including any and all prepayment penalties and other fees owing thereunder and (ii) the Morgan Guaranty Credit Agreement, including any and all prepayment penalties and other fees owing thereunder and (iii) all other indebtedness of Fitesa for borrowed money.

          SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, Parent shall, and shall cause the officers, directors, employees, auditors and agents of each of Petropar N.A. and Fitesa to
(i) afford the officers, employees and authorized agents and representatives of Purchaser access, during normal business hours, to its offices, properties, books and records and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding its assets, properties, goodwill and business as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Fitesa or any of its Affiliates.

          (b) Notwithstanding the foregoing, neither Petropar N.A. nor Fitesa shall be required, prior to the Closing, to disclose, or cause the disclosure of, to the officers, employees or authorized agents or representatives of Purchaser (or provide access to any of its offices, properties, books and records that could result in the disclosure to such Persons or others of) any information that it has a legal obligation not to disclose or which would contravene any applicable law, rule or regulation, nor shall Petropar N.A. or Fitesa be required to permit or cause others to permit the officers, employees or authorized agents or representatives of Purchaser to copy or remove from its offices or properties any documents, drawings, electronic media or other materials that might reveal any such confidential information or to photograph or sketch any part of its assets or properties.

          (c) After the Closing, upon reasonable notice, Purchaser shall (i) afford Parent, and authorized agents and representatives of Parent, reasonable access, during normal business hours, to the offices, properties, books and records of Petropar N.A., Fitesa and Purchaser (but only with respect to the business of Petropar N.A. and Fitesa), (ii) furnish to Parent, and authorized agents and representatives of Parent, such additional financial and other information regarding Petropar N.A. and Fitesa and its business as Parent may, from time to time, reasonably request and (iii) make available to Parent any employees of Fitesa whose assistance, testimony or presence is necessary to assist Parent in evaluating any claims and in defending any claims involving Fitesa or its business, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall be for a bona fide business purpose and shall not unreasonably interfere with the business or operations of Purchaser, Petropar N.A., Fitesa or any of their respective Affiliates; provided further, that Parent shall reimburse Purchaser for Purchaser's reasonable out-of-pocket expenses incurred in connection with such investigation.

          SECTION 5.03. Books and Records. (a) Each of Parent and Purchaser agrees that it shall preserve and keep all books and records relating to Petropar N.A. and Fitesa for a period of at least seven years from the Closing Date. During such seven-year period, Parent, Purchaser and their respective representatives shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

          (b) If, in order properly to prepare its financial statements or documents required to be filed with Governmental Authorities, it is necessary that any party hereto or any successors be furnished with additional information relating to Petropar N.A. or Fitesa or its business, and such information is in the possession of another party hereto, such party agrees to use its best efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

          SECTION 5.04. Governmental Approvals and Consents. (a) Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

          (b) Without limiting the generality of the parties' undertakings pursuant to Section 5.04(a), each of the parties hereto shall use all reasonable efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

          SECTION 5.05. Confidentiality. The terms of the letter agreement dated March 27, 1996 (the "Confidentiality Agreement") between Parent and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.05 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

          SECTION 5.06. Use of the "Fitesa" or "Petropar" Names. (a) No interest in or right to use the names "Fitesa" or "Petropar" or any derivation thereof or any logo, trademark or trade name of Parent (collectively, the "Retained Names and Marks") is being transferred to Purchaser pursuant to the transactions contemplated hereby and such rights of Fitesa and Petropar N.A. shall terminate as of the Closing Date. Purchaser will, immediately following the Closing Date, cause Fitesa and Petropar N.A. to remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto. Notwithstanding the foregoing, Fitesa may, until the earlier of nine months following the Closing Date or such time as such materials have been consumed in the ordinary course of business, use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear the name "Fitesa" or any derivation thereof or any name, mark or logo similar thereto, where the removal of any such name, similar name, mark or logo would be impractical; provided, that Purchaser shall place, or cause to be placed, a stamp, mark or other notation on any such item that identifies Fitesa as an Affiliate or business of Purchaser (and not of Parent or Seller). Purchaser agrees that Parent and Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser, Fitesa, Petropar N.A. or any Affiliate thereof of any Retained Name or Mark after the Closing Date, and Purchaser agrees to indemnify and hold harmless Parent and Seller from any and all claims that may arise out of the use thereof by Purchaser, Fitesa or Petropar N.A. or any Affiliate thereof.

          (b) As soon as practicable after the Closing Date, but in any event no later than 10 days after the Closing Date, Purchaser shall cause Fitesa and Petropar N.A. to file with the Secretary of State of the State of North Carolina amended Articles of Incorporation changing the corporate names of Fitesa and Petropar N.A. to names that do not contain the words "Fitesa" or "Petropar", or any derivation thereof or any name similar thereto.

          SECTION 5.07. Investigation. (a) Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Petropar N.A. and Fitesa, (ii) has been furnished with or given adequate access to such information about Petropar N.A. and Fitesa as it has requested and (iii) will not assert any claim against Parent or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Parent or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties contained in this Agreement with respect to the Selling Parties) furnished by Parent or such Persons concerning Petropar N.A. or Fitesa.

          (b) In connection with Purchaser's investigation of Fitesa, Purchaser has received from Fitesa certain projections and other forecasts for Fitesa, including, without limitation, projected income statement and balance sheet information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Parent or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Parent or any such Persons liable, with respect thereto. Accordingly, none of the Selling Parties makes any representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.07, or any other representation or warranty with respect to the business, operations, assets, liabilities or financial condition of Petropar N.A. or Fitesa other than as specifically set forth in this Agreement.

          SECTION 5.08. Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.


                                   ARTICLE VI

                                EMPLOYEE MATTERS

          SECTION 6.01. Employees. (a) For the one-year period commencing on the Closing Date (the "Continuation Period"), Purchaser agrees to provide, or to cause Fitesa to provide, those Persons employed by Fitesa immediately prior to the Closing, including those employees on vacation, leave of absence, disability (work-related or otherwise) or sick leave or layoff (whether or not such employees return to active employment with Fitesa) (the "Transferred Employees"), with employee benefits that, in the aggregate per employee, are substantially equivalent to those provided to such Transferred Employees immediately prior to the Closing.

          (b) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Purchaser or Fitesa for the benefit of the Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees for service on or prior to the Closing with Fitesa or any of its Affiliates.

          (c) Following the Closing, Purchaser shall cause Fitesa to provide the benefits accrued under, and perform all its obligations arising under, the Plans listed in Section 3.15 of the Disclosure Schedule.

          SECTION 6.02. WARN Act. In the event that Purchaser does not continue all the operations of Fitesa and/or does not employ all of the Transferred Employees after the Closing, Purchaser shall be liable and responsible for any notification required to be provided under the Worker Adjustment and Retraining Notification Act (or under any similar state or local law), and Purchaser shall indemnify Parent and its Affiliates for any claims arising out of a breach of this covenant or otherwise arising from any such discontinuance of operations or decision not to employ, or to terminate the employment of, any Transferred Employees.

          SECTION 6.03. Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth herein.


                                  ARTICLE VII

                                  TAX MATTERS

          SECTION 7.01.  Tax Indemnities.  (a)   From and after the Closing
Date, Parent and Seller jointly and severally agree to indemnify Purchaser, Petropar N.A. and Fitesa against all Taxes (i) imposed on Seller or any member of an affiliated group with which Seller files a consolidated or combined income tax return (other than Petropar N.A. or Fitesa) with respect to any taxable period and (ii) imposed on Petropar N.A. or Fitesa with respect to any taxable period or portion thereof that ends on or before the Closing Date, in excess of the amount reserved for Taxes in the books and records of Petropar N.A. or Fitesa as of the Closing Date (other than amounts that represent timing differences between book and tax accounting methods); provided, however, that no indemnity shall be provided under this Agreement for any Tax resulting from (i) a reduction in any net operating loss, capital loss or tax credit carryover allocable to Fitesa; or (ii) any transaction of Petropar N.A. or Fitesa occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

          (b) From and after the Closing Date, Purchaser, Petropar N.A. and Fitesa shall indemnify Seller and its Affiliates against all (i) Taxes imposed on or with respect to Petropar N.A. or Fitesa with respect to any taxable period or portion thereof beginning after the Closing Date, and (ii) Taxes resulting from any transaction of Petropar N.A. or Fitesa occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

          (c) Payment by the indemnitor of any amount due under this Section
7.01 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If Seller receives an assessment or other notice of Tax due with respect to Petropar N.A. or Fitesa for any period ending on or before the Closing Date for which Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01 because all or a part of such Tax does not exceed the amount reserved for Taxes in the books and records of Fitesa as of the Closing Date (other than amounts that represent timing differences between book and tax accounting methods), and Seller pays such Tax, then Purchaser, Petropar N.A. or Fitesa shall pay to Seller, in accordance with the first sentence of this Section 7.01(c), the amount of such Tax for which Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

          (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated in the same manner as the Tax to which such credit relates would be prorated, as described in the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

          SECTION 7.02. Refunds and Tax Benefits. (a) Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser, Petropar N.A. or Fitesa of Taxes (i) imposed on Petropar N.A. or Fitesa relating to taxable periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount paid by Seller under Section 7.01 hereof. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 7.02.
Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such Persons as Seller shall designate to represent such entity with respect to such refund claimed provided, however, that Seller shall not take any action in the prosecution of such refund claims which may be materially detrimental to the Purchaser, Petropar N.A. or Fitesa (including for this purpose the tax positions of such entities) without the written consent of Purchaser.
In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02(a) is subsequently reduced or disallowed, Seller shall indemnify and hold harmless the payor for any Tax liability, including interest and penalties, assessed against such payor by reason of the reduction or disallowance.

          (b) Any amount otherwise payable by Seller under Section 7.01 shall be reduced by any Tax benefit realized by Purchaser, Petropar N.A. or Fitesa for a period or portion thereof beginning after the Closing Date (a "Post-Closing Date Tax Benefit") that arose in connection with any underlying adjustment resulting in the obligation of Purchaser, Petropar N.A. or Fitesa to pay Taxes for which Seller is responsible under Section 7.01 (such as a timing adjustment resulting in a Tax deduction for Petropar N.A. or Fitesa for a period after the Closing
Date). If a payment is made by Seller in accordance with Section 7.01, and if in a subsequent taxable year a Post-Closing Date Tax Benefit is realized by Purchaser, Petropar N.A. or Fitesa (that was not previously taken into account pursuant to the preceding sentence to reduce an amount otherwise payable by Seller under Section 7.01), Purchaser, Petropar N.A. or Fitesa shall pay to Seller at the time of such realization the amount of such Post-Closing Date Tax Benefit to the extent that the Post-Closing Date Tax Benefit would have resulted in a reduction in the amount paid by Seller under Section 7.01 if the Post-Closing Date Tax Benefit had been obtained in the year of such payment. A Post-Closing Date Tax Benefit will be considered to be realized for purposes of this
Section 7.02 as and when it reduces the amount of Tax payable by Purchaser or Fitesa.

          SECTION 7.03. Contests. (a) After the Closing, Purchaser shall promptly notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Purchaser, Petropar N.A. or Fitesa which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 7.01. Such notice shall contain factual information (to the extent known to Purchaser or Fitesa) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this
Section 7.03, then (a) if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability and (b) if Seller is not so precluded from contesting but such failure to give prompt notice results in a material detriment to Seller, then any amount which Seller is otherwise required to pay Purchaser pursuant to Section 7.01 with respect to such liability shall be reduced by the amount of such detriment.

          (b) Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under

Section 7.01 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"); provided however, that Purchaser may participate in any Contest that Seller has elected to direct; provided, further that Seller shall not settle any claim without written approval from Purchaser, which approval shall not be unreasonably withheld, if the terms of such settlement could reasonably be expected to have a material adverse effect on Purchaser. If Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause Fitesa or its successor to cooperate, at the expense of Seller, in each phase of such Contest. If Seller elects not to direct the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under Section 7.01, Purchaser, Petropar N.A. or Fitesa may pay, compromise or contest, at its own expense, such asserted liability. However, in such case, none of Purchaser, Petropar N.A. or Fitesa may settle or compromise any asserted liability over the objection of Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, Seller may participate, at its own expense, in the Contest. If Seller chooses to direct the Contest, Purchaser shall promptly empower and shall cause Petropar N.A. or Fitesa or its successor, as applicable, promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as it may designate to represent Purchaser, Petropar N.A. or Fitesa or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 7.01.

          SECTION 7.04. Preparation of Tax Returns. Seller shall prepare and file United States federal, state and local income and franchise tax returns and schedules relating to Petropar N.A. and Fitesa for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date and shall use its best efforts to provide such returns and schedules to Purchaser for its review and comment no later than 15 Business Days prior to the date on which such returns are required to be filed. With respect to any returns for which Seller has filing responsibility pursuant to the preceding sentence, Petropar N.A. and Fitesa will be included in the consolidated, combined or unitary tax returns of Seller or an Affiliate of Seller on a basis consistent with prior tax years unless a different treatment is required by an intervening change in law. The parties agree that if Petropar N.A. and Fitesa are permitted, but not required, under applicable state or local income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat such Tax period as ending on the Closing Date. Seller shall prepare and file all other returns of Taxes for any period ending on or prior to the Closing Date to the extent Seller or an Affiliate of Seller (other than Petropar N.A. or Fitesa) previously was responsible for the preparation and filing of such returns for the immediately preceding Tax period and shall use its best efforts to provide such returns and schedules to Purchaser for its review and comment no later than 15 Business Days prior to the date on which such returns are required to be filed. Purchaser shall prepare and timely file or cause Petropar N.A. and Fitesa to prepare and timely file all returns of Taxes for which Seller is not responsible pursuant to this Section 7.04. To the extent permitted by law, such returns shall be prepared on a basis consistent with those prepared for prior tax years, including depreciation methods and other accounting methods which may be elected or adopted annually. Purchaser agrees to notify Seller in writing prior to filing any return that reports any material item in a manner that is inconsistent with prior years and to consider all comments made by Seller with respect thereto in good faith. Purchaser will deliver to Seller a complete and accurate copy of each return required to be filed by Purchaser, Petropar N.A. or Fitesa under this Section 7.04 for Tax periods that include the Closing Date, and any amendment to such return, within 10 days of the date such return is filed with the appropriate tax agency.

          SECTION 7.05. Cooperation and Exchange of Information. Seller and Purchaser will provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of each of Petropar N.A. and Fitesa for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods or (ii) six years following the due date (without extension) for such returns. Any information obtained under this
Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 7.06. Conveyance Taxes. All sales, transfer, stamp, real property transfer or gains and similar Taxes incurred as a result of the sale of the Shares contemplated hereby shall be shared equally by Parent and Purchaser, provided, however, that Purchaser shall have no liability for any such Taxes payable to any national, state, provincial, regional or local taxing authority in Brazil or Madeira. In addition, Parent agrees to indemnify Purchaser for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) incurred by Purchaser arising out of Parent's or Seller's failure to make timely or full payments of Taxes payable to such Brazilian or Madeiran taxing authorities.

          SECTION 7.07. Miscellaneous. (a) The parties agree to treat all payments made under Article IX or this Article VII as adjustments to the purchase price for Tax purposes.

          (b) Except as expressly provided otherwise and except for the representations contained in Section 3.18 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

          (c) For purposes of this Article VII, all references to Purchaser, Seller, Petropar N.A. and Fitesa include successors thereto.


                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that each party hereto shall have complied with its obligations under Section 5.04.

          SECTION 8.02. Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by

     Purchaser on or before the Closing shall have been complied with in all material respects and (iii) Parent shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

          (b) Resolutions. Parent shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser (or equivalent officer), of the resolutions, if any, duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

          (c) Incumbency Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

          SECTION 8.03. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by any of the Selling Parties on or before the Closing shall have been complied with in all material respects and (iii) Purchaser shall have received a certificate of Parent to such effect signed by a duly authorized officer thereof;

          (b) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Seller, of the resolutions duly and validly adopted by the Board of Directors of each of them evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

          (c) Incumbency Certificate. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Seller certifying the names and signatures of the officers of each of them authorized to sign this Agreement and the other documents to be delivered hereunder.

          (d) Resignations of Directors. The members of the Board of Directors of each of Petropar N.A. and Fitesa shall have resigned.

          (e) Release of Encumbrances. Purchaser shall have received executed Forms UCC-3 evidencing the release of all Encumbrances on the shares of capital stock of Fitesa and Fitesa's assets in connection with the indebtedness described in Section 5.01(d).

          (f) FIRPTA. Seller shall have provided Purchaser with a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) that the Shares are not a United States real property interest within the meaning of Section 897 of the Internal Revenue Code.


                                  ARTICLE IX

                                INDEMNIFICATION

          SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Parent, Seller or Purchaser, until 18 months following the Closing Date; provided, however, that the covenants and agreements set forth in Sections 2.04, 5.03, 5.05, 5.06, 5.07, and 5.08 and in Articles VI, and XI and this
Article IX shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely; provided further that the representations and warranties set forth in Sections 3.15 (in so far as they relate to compliance with ERISA) and 3.18 and the agreements in Article VII shall remain in full force and effect until the expiration of all statutes of limitations as extended by agreement or otherwise with respect to any matters discussed therein; provided further that the representations and warranties set forth in Section
3.02 shall survive the Closing without limitation as to time.

          SECTION 9.02. Indemnification by Purchaser. (a) Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller and its Affiliates and the officers, directors, employees and agents of each of the foregoing (all such Persons being included within the definition of "Seller" for purposes of this Section 9.02) against and hold Seller harmless from all Losses arising out of (i) the breach of any representation, warranty, covenant or agreement of Purchaser herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII) and
(ii) the conduct of the business of Petropar N.A. or Fitesa by Purchaser following the Closing. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b) Payments by Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax benefit to Seller and any insurance proceeds and any indemnity, contribution or other similar payment recoverable by Seller from any third party with respect thereto. A Tax benefit will be considered to be recognized by Seller for purposes of this Section 9.02 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that Seller is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

          (c) Except as set forth in this Agreement, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation. warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          SECTION 9.03. Indemnification by Parent. (a) Parent agrees, subject to the other terms and conditions of this Agreement, to indemnify Purchaser and its Affiliates and the officers, directors, employees and agents of each of the foregoing (all such Persons being included in the definition of "Purchaser" for purposes of this Section 9.03) against and hold it harmless from all Losses arising out of (i) the breach of any representation, warranty, covenant or agreement of Parent herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII) and (ii) the proceeding entitled Vicki Starnes, Administratrix of the Estate of David Allen Starnes, Jr. vs. Fitesa North America Corporation (the "Starnes Litigation") and any other proceeding brought against Purchaser, Petropar N.A., Fitesa or any of their respective directors, officers or employees in connection with the subject matter of such proceeding. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against Parent for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Parent describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b) No claim may be made against Parent for indemnification pursuant to Section 9.03(a)(i) with respect to any individual item of liability or damage, unless the aggregate of all such Losses of Purchaser with respect to
Section 9.03(a)(i) shall exceed $500,000, and Parent shall be required to pay or be liable only for amounts in excess of such amount. Purchaser shall not be indemnified pursuant to Section 9.03(a)(i) with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of Purchaser for which Purchaser has received indemnification pursuant to Section 9.03(a)(i) shall have exceeded $5,000,000, provided, however, that this limitation shall not apply with respect to the representations and warranties contained in Sections 3.02, 3.11 and 3.18 hereof. For the purposes of this
Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to Purchaser, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by Purchaser from any third party with respect thereto, (iii) net of any reserves provided for the item in question in the Financial Statements and (iv) net of any adjustments to the Purchase Price paid pursuant to Section 2.04 with respect to the subject matter in dispute.

          (c) Payments by Parent pursuant to this Section 9.03 shall be limited to the amount of any liability or damage that remains after deducting therefrom
(i) any Tax benefit to Purchaser, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by Purchaser from any third party with respect thereto, (iii) any reserves provided for the item in question in the Financial Statements and (iv) any adjustments to the Purchase Price paid pursuant to Section 2.04 with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by Purchaser for purposes of this
Section 9.03 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that Purchaser is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

          (d) Except as set forth in this Agreement, Parent is not making any representation, warranty, covenant or agreement with respect to the matters contained herein, including, but not limited to, any warranty of merchantability or fitness for a particular purpose as to any of Fitesa's products. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (e) Parent shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by Purchaser or its Affiliates, including, without limitation, Petropar N.A. and Fitesa, after the Closing Date.

          (f) Solely for purposes of this Section 9.03, in determining whether there has been a breach of any representation or warranty contained in Article III hereof, such representations and warranties shall not be qualified by the term "material adverse effect" or any phrase using such term.

          SECTION 9.04. Indemnification Procedures, Etc. (a) Each of Purchaser and Parent (for purposes of this Section 9.04(a), an "Indemnified Party") agrees to give the indemnifying party under Section 9.02 or 9.03, as applicable (for purposes of this Section 9.04(a), an "Indemnifying Party") prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification under Section 9.02 or 9.03, as applicable, or any liability or damage as to which the $500,000 amount referred to in Section 9.03(b) may be applied. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the penultimate sentence of this Section 9.04(a), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend, or if after commencing or undertaking any such defense, fail to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.04(a) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Neither the Indemnified Party nor the Indemnifying Party shall settle any claim or proceeding without the written approval of the Indemnifying Party (in the case of a settlement by the Indemnified Party) or of the Indemnified Party (in the case of a settlement by the Indemnifying Party), which approval shall not be unreasonably withheld, if the terms of such settlement could reasonably be expected to have a material adverse effect on the Indemnifying Party or the Indemnified Party, as the case may be.

          (b) Neither Parent nor Purchaser shall have any liability to the other under this Article IX for consequential damages. Each of Parent and Purchaser shall take, and shall cause to be taken, all reasonable steps to mitigate any Losses for which it might be entitled to indemnification under this
Article IX upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses.

          (c) Each of Parent and Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, each of Purchaser and Parent hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it (or, after the Closing, any subsidiary) may have against the other (other than pursuant to this Article IX or Article VII, as applicable) relating to the subject matter of this Agreement arising under or based upon any law, rule, regulation, order, judgment or decree applicable to it or by which any of the properties of it or any of its subsidiaries is bound or affected.

          (d) Neither Parent nor Purchaser shall be entitled to indemnification under this Agreement with respect to the breach of any representation or warranty, or the failure to comply with a covenant or agreement to be performed prior to the Closing if, on or prior to the Closing Date, a senior executive officer of the Person seeking such indemnification had actual knowledge of the existence of such breach or failure, and, in such event, the sole remedy of such Person shall be to not close the transactions contemplated by this Agreement if such breach or failure would have resulted in the failure of the condition contained in Section 8.02(a) or 8.03(a), as applicable.

          SECTION 9.05 Conduct of Certain Litigation. Without limiting the generality of Section 9.04, the parties hereto agree that (a) Parent shall direct the defense or settlement of the Starnes Litigation and any other proceedings brought against Purchaser, Petropar N.A., Fitesa or any of their respective directors, officers or employees in connection with the subject matter of such litigation, including, without limitation, the proceeding, described in Item 2 of Section 3.09 of the Disclosure Schedule and (b) Purchaser will cooperate, and use its best efforts to cause all officers and employees of Fitesa to cooperate with Parent and its agents in the defense or settlement of any such litigation or proceedings; provided that Parent shall reimburse Purchaser and Fitesa for all reasonable out-of-pocket expenses incurred by them after the Closing Date in connection with such defense.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Parent and Purchaser; or

          (b) by either Parent or Purchaser, if the Closing shall not have occurred prior to September 30, 1996; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          Time shall be of the essence in this Agreement.

          SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Section 5.05 and Article XI hereof and (b) nothing herein shall relieve any party hereto from liability for any willful breach hereof.

          SECTION 10.03. Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                  ARTICLE XI

                              GENERAL PROVISIONS

          SECTION 11.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in Person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

          (a)  if to Parent:

               Petropar S.A.
               Rua Sigueira Campos
               1163 - 6. andar
               CEP 90010-001
               Attention:  Wilson Ling
               Telecopier:  (011) 55-51-225-9236

               and if to Seller:

               Alicorno Comercio e Servicos, Lda.
               Av. Arriaga, n.50
               3/rd/ Floor, Room 2-Se
               9000 Funchal
               Madeira
               Attention:  Baltazar Goncalves
               Telecopier:  (011) 091-226120
               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  Clare O'Brien
               Telecopier:  (212) 848-7179

          (b)  if to Purchaser:

               PGI Polymer, Inc.
               4838 Jenkins Avenue
               North Charleston, South Carolina 29405
               Attention:  Jerry Zucker and James G. Boyd
               Telecopier:  (803) 747-4092

               with a copy to:

               Kirkland & Ellis
               200 East Randolph Dr.
               Chicago, Illinois 60601
               Attention:  Kevin Evanich and Laurie T. Gunther
               Telecopier:  (312) 861-2200

          SECTION 11.03. Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties, and the parties will cooperate as to the timing and contents of any such announcement.

          SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 11.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, among Parent, Seller and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

          SECTION 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

          SECTION 11.08. No Third-Party Beneficiaries. Except as provided in
Section 6.01 and Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Parent, Seller and Purchaser.

          SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Parent and Seller hereby agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement. Furthermore, Parent and Seller waive any objections or immunities to jurisdiction to which they may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against them arising out of or relating to this Agreement which is instituted in any such court. Parent and Seller hereby appoint CT Corporation, New York, New York, as their authorized agent (the "Authorized Agent") upon whom process may be served in any such action arising out of or relating to this Agreement which may be instituted in the United States District Court for the Southern District of New York or the courts of the State of New York by any other party hereto. Such appointment shall be irrevocable. Service of process upon the Authorized Agent and written notice of such service to Parent or Seller, as the case may be, shall be deemed, in every respect, effective service of process upon Parent or Seller, as the case may be.

          SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       PETROPAR S.A.


                                       By /s/ William Ling
                                          ------------------------------
                                          Name:  William Ling
                                          Title:  Presidente


                                       By /s/ Wilson Ling
                                          ------------------------------
                                          Name:  Wilson Ling
                                          Title:  Vice-Presidente


                                       ALICORNO COMERCIO E SERVICOS, LDA


                                       By /s/ William Ling
                                          ------------------------------
                                          Name:  William Ling
                                          Title:  Gerente


                                       By /s/ Wilson Ling
                                          ------------------------------
                                          Name:  Wilson Ling
                                          Title:  Gerente


                                       PGI POLYMER, INC.


                                       By /s/ Jerry Zucker
                                          ------------------------------
                                          Name:  Jerry Zucker
                                          Title: Chairman, President and
                                                 Chief Executive Officer

                                               Disclosure Schedule 2.04 (a) - 1


                        PHYSICAL INVENTORY INSTRUCTIONS



GENERAL INSTRUCTIONS
- --------------------

1. Seller will provide personnel at all locations to take physical inventory and answer questions of Purchaser or Purchaser's Accountants during the inventory.

2. Receiving or shipping of merchandise until the physical inventory is completed will not be done unless a customer emergency exists.

3. Merchandise cannot be moved during the physical inventory without the approval of Purchaser.

4. All inventory, except scrap and sample raw materials, must be counted. There will be no exceptions. This applies to all locations of Fitesa.

5. A designated Purchaser representative will ensure that all inventory has been counted before completion of the physical inventory.

6. The Purchaser will have the right to have a recount on all inventory items that do not agree with its test counts.

7. To ensure that proper receiving and shipping cut-offs are achieved, merchandise receiving and shipping documents for all receipts and shipments three days prior to and three days after the physical inventory should be kept in a separate folder available for review.

8.   The physical inventory will be taken on Closing Date.

USE OF COLORED STICKERS
- -----------------------

Red stickers will be issued to each Seller inventory team and must be used during the physical inventory. These tags will be affixed to each inventory item as it is counted. Each individual item should receive a sticker to ensure that all items are counted and that none are double counted.

Blue stickers will be affixed to non-inventoried items such as: scrap rolls, raw material samples, and finished goods samples without part numbers. Blue stickers can be affixed prior to the actual physical counts. These items will not be entered on the pre-numbered count sheets.

USE OF PRE-NUMBERED COUNT SHEETS
- --------------------------------

Pre-numbered count sheets will be issued to each Seller inventory team and must be used during the inventory count. These count sheets provide spaces for the part number, serial number, unit of measure, and quantity of each inventory item counted. All count sheets, used or not, will be returned to the accounting manager to ensure that no items are omitted from the count. An example of a count sheet is attached.

                                                Disclosure Schedule 2.04 (a) - 2

CUT-OFFS ON RECEIPTS ON SHIPMENTS
- ---------------------------------

Any shipments and receipts of raw material and finished goods occurring before the cut-off time should be dated as a current month transaction.

WORK-IN-PROCESS
- ---------------

All finished goods rolls that are slit and package on or before the cut-off date will be recorded as production and inventory. Team coordinators on duty at the cut-off time will be responsible for recording the yardage on jumbo rolls in process. A jumbo roll count sheet will be available in the coordinators' office for this purpose.

POLYMER INVENTORY INSTRUCTIONS
- ------------------------------

[] On the 1st day of each month, polymer in each rail car on hand as of midnight on the last day of the preceding month should be counted.

[] To do this, make a schedule of the rail car numbers that are on hand at the time of the count.

[]   The contents of each car will be checked.

[]   This is done by determining if each compartment on each car has been used.

[] Level of partially empty/full compartments can be estimated by measuring the depth of the polymer from the top of the compartment with a tape measure. A railcar is 13 ft. deep. Therefore, measuring how far down the polymer is at the count time provides information to estimate the quantity of polymer left in the compartment.

[] A drawing of each railcar made at the time of the count is helpful in calculating the quantity of polymer in each car.

[] The quantity of polymer in each railcar varies by car. The weight of polymer in each car is kept on records kept by the production planner.

[] Once this information is obtained, the polymer on hand at the time of the count will be calculated as follows.

                                                Disclosure Schedule 2.04 (a) - 3

HPIX 55808

                       ----------------------------------------------------
                                                       7 FT.
                                                  --------------
                                                                   11 FT.
                                                               ------------
total wt. 160,000 lb.        FULL        EMPTY
Used on line 1         ----------------------------------------------------
                              28%          22%         22%           28%



                                         % IN         % LEFT IN        LBS IN
                   LBS IN FULL CAR    COMPARTMENT    COMPARTMENT    COMPARTMENT
================================================================================
Compartment 1         160,000             .28         (13-0)/13        44,800

Compartment 2         160,000             .22         0                     0

Compartment 3         160,000             .22         (13-7)/13        16,246

Compartment 4         160,000             .28         (13-11)/13        6,892
                      -------             ---         ---------        ------
    TOTAL IN CAR                                                       67,938
================================================================================

[] If this count was performed at 8 a.m. on the 1st of the month, then 8 hours of polymer might have been used since midnight.

[] Estimate the lbs. of polymer used since midnight by multiplying the number of hours the line ran during that time x the average thruput lbs. for that line.

[] For example: Line 1 is running 1,200 lbs./hr. and ran 6 hours between midnight and the time of the count.

[] Therefore 7,200 lbs. is added to the count at 8 a.m. to estimate that 75,138 lbs. of polymer was in railcar HPIX 55808 at midnight.

[]   Adjust polymer inventory to reflect this quantity.

[]   Perform this procedure for each railcar.

                          INVENTORY TAKING PROCEDURES


RAW MATERIAL INVENTORY PROCEDURES
- ---------------------------------

 .  Polymer-Railcar
 .  Polymer-Holding Tank
 .  Polymer Gaylords/Pigment Boxes/Pigment Barrels/Cores/Headers/Stretch Wrap/UV
   Treatment
 .  Surfactant Tanks

     Polymer Railcar
     ---------------
     Use previously provided "Polymer Inventory" instructions

     Polymer-Holding Tank
     --------------------
     Three (3) spunbond polymer hoppers with 10,000 pound capacity and one (1) meltblown polymer hopper with 5,000 pound capacity are assumed one-half full for physical inventory purposes.

     Surfactant Tanks/Polymer & Pigment Boxes/Pigment Barrels/Cores/Headers/
     ------------------------------------------------------------------------
     Stretch Warp/UV Treatment
     -------------------------
     All of the above items are physically inventoried and the appropriate identifying information is listed on the attached "Raw Material Count Sheet". See attached sheet.


WIP INVENTORY PROCEDURES
- ------------------------
The Work-In-Process Inventory (Jumbo Rolls) is calculated as follows:

     Jumbo Rolls-Unweighed
     ---------------------
     At midnight on the cutoff day the linear yardage on each unweighed Jumbo Roll is placed on the "Work-In-Process Inventory Count" sheet. This information is provided by the Team Coordinator on duty at cutoff time and given to the accounting manager. This linear yardage in combination with the part number information (width) is used to calculate square yards. These square yards are then multiplied by the standard cost per square yard to determine inventory value using the "Jumbo WIP Inventory Value" worksheet.

     Weighed Rolls-Unslit
     --------------------
     The accounting department determines the linear yardage for these rolls from the production reporting system. Using this linear yardage in combination with width the square yards of product are calculated. Square yards are then multiplied by standard cost to determine inventory value. This information is determined by the accounting department. See attached "Jumbo WIP Inventory Value" sheets.

     Weighed Rolls-Partially Slit
     ----------------------------
     The square yardage of "slit rolls" (produced prior to cutoff) attributed to each partially slit Jumbo Roll is subtracted from the calculated square yardage of the Jumbo Roll. This square yardage is then multiplied by the standard cost per square yard to determine inventory value. See attached "Jumbo WIP Inventory Value" sheets.

                                                Disclosure Schedule 2.04 (a) - 5



FINISHED GOODS INVENTORY PROCEDURES
- -----------------------------------

Pre-numbered count sheets will be issued to each inventory team and must be used during the inventory count. These count sheets provide spaces for the part number, serial number, unit of measure, and quantity of each inventory item counted. All count sheets, used or not, will be returned to the accounting manager to ensure that no items are omitted from the count. An example of a Finished Goods count sheet is attached.

                                                Disclosure Schedule 2.04 (a) - 6

RAW MATERIAL COUNT SHEET      Sheet #   1
                                     -------

Inventory Type  Pigment
                ------------

- ------------------------------------------------
Part #     Quantity      UOM     Container type      Container Types
- ------------------------------------------------     ---------------
12010          300       lbs      BARREL             Box
- ------------------------------------------------
12040         1000       lbs      BOX                Barrel
- ------------------------------------------------
                                                     Surfactant Tank
- ------------------------------------------------

- ------------------------------------------------
                                                     Inventory Types
- ------------------------------------------------     ---------------
                                                     Polymer
- ------------------------------------------------
                                                     Pigment
- ------------------------------------------------
                                                     Cores
- ------------------------------------------------
                                                     Headers
- ------------------------------------------------
                                                     Stretch Wrap
- ------------------------------------------------
                                                     UV Treatment
- ------------------------------------------------
                                                     Surfactant
- ------------------------------------------------

- ------------------------------------------------
                                                     UOM
- ------------------------------------------------     ---
                                                     Lb
- ------------------------------------------------
                                                     Each
- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

- ------------------------------------------------

                                                Disclosure Schedule 2.04 (a) - 7

     WORK-IN-PROCESS              INVENTORY COUNT

     DATE: May 31, 1996           TIME: 12:00 Midnight

     Please return this form to Brant Davis when completed. Thank you!
- --------------------------------------------------------------------------------

     Line 1
                                               Linear Yards on
     Position      Jumbo Part #    Jumbo Lot     Jumbo Roll       Initials

     Winding     |______________|  |_______|   |_____________|   |_______|

     Middle                        |_______|

     Slitter                       |_______|

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     Line 2
                                               Linear Yards on
     Position      Jumbo Part #    Jumbo Lot     Jumbo Roll       Initials

     Winding     |______________|  |_______|   |_____________|   |_______|

     Middle                        |_______|

     Slitter                       |_______|

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     Line 3
                                               Linear Yards on
     Position      Jumbo Part #    Jumbo Lot     Jumbo Roll       Initials

     Winding     |______________|  |_______|   |_____________|   |_______|

     Middle                        |_______|

     Slitter                       |_______|

- --------------------------------------------------------------------------------

1 Prior to the last day of the month, determine which Team Coordinator will be on duty at month-end 12 midnight.
2    If possible, talk to Team Coordinator to verify understanding of procedure.
3 Prior to inventory, leave blank inventory Count Sheet with instructions in Team mailbox.
4    Completed count sheet should be returned to Accounting Department.
5    Determine Standard Cost of Jumbo Roll in Winding position
6    Determine Standard Cost of Jumbo Roll in Middle position
7    Determine Standard Cost of Jumbo Roll in Slitting position
8 Determine Standard Cost of Product which has been slit from the Jumbo in Slitting position as of midnight on the last day of the month.
9    The total of 5, 6, & 7, minus 8 is the value of WIP for the line.
10   Repeat for the other line.
11   Make a journal entry to record WIP and MUV adjustment.

LINE 1  JUMBO WIP INVENTORY VALUE    8/30/96     Disclosure Schedule 2.04(a) - 8

WINDING    LINE 1                                                                       good
           Jumbo Part #          Lot #     Linear Yds           Yds2                   width
           ------------          -----     ----------           ----
           yardage counter       3527          11,800         38,833                     120

a.                    51292      3027          11,800         38,833                     120
b.                                                                                       120
c.                                                  0              0                       0
d.                                                  0              0                       0

          Full width=126"
               std cost a     std cost b   std cost c     std cost #

Polymer          0.034061                           0              0
Masterbatch      0.002373                           0              0
Treatment                                           0              0
Cores                                               0              0
Headers                                             0              0
Wrap                                                0              0
Overhead           0.0282                           0              0
                ---------
                0.0664824            0

             Total Cost a Total Cost b   Total Cost c   Total Cost d        Total

Polymer          1,339.34            0              0              0     1,339.34
Masterbatch         93.34            0              0              0        93.34
Treatment             -              0              0              0          -
Cores                 -              0              0              0          -
Headers               -              0              0              0          -
Wrap                  -              0              0              0          -
Overhead         1,109.20            0              0              0     1,109.20
                -----------------------------------------------------------------
                 2,541.88            0              0              0     2,541.88

MIDDLE     LINE 1                                                                       good
           Jumbo Part #          Lot #     Linear Yds           Yds2        PWT #      width
           ------------          -----     ----------           ----        -----      -----
                                                                   0                     118

e.                                                  0              0                     120
f.                                                  0              0                     120
g.                                                  0              0                       0
h.                                                  0              0                       0
                                           ----------
                                                    0

               std cost e   std cost f     std cost g     std cost h

Polymer                              0              0              0
Masterbatch                          0              0              0
Treatment                            0              0              0
Cores                                0              0              0
Headers                              0              0              0
Wrap                                 0              0              0
Overhead                             0              0              0
                        0

           Total Cost e Total Cost f  Total Cost g   Total Cost h

Polymer               -            -            -              -             -
Masterbatch           -            -            -              -             -
Treatment             -            -            -              -             -
Cores                 -            -            -              -             -
Headers               -            -            -              -             -
Wrap                  -            -            -              -             -
Overhead              -            -            -              -             -
                -----------------------------------------------------------------
                      -            -            -              -             -

SLTTER     LINE 1
                                                                                        good
           Jumbo Part #          Lot #     Linear Yds           Yds2         -         width
           ------------          -----     ----------           ----                   -----
e.                   71113       8525          49,480       4,128.83                       3
f.                   81287       5526          10,160      10,150.00                      36
g.                   61386       3528          49,900      88,711.11                      64
h.                                                             -
                                           ----------
                                              109,540


               std cost e   std cost f     std cost g     std cost h

Polymer          0.034051     0.034051       0.035471
Masterbatch      0.002373     0.002373       0.002472
Treatment
Cores
Headers
Wrap
Overhead           0.0282       0.0282         0.0284
                   ------       ------         ------
                0.0664824       0.0640       0.067343          0


             Total Cost e Total Cost f Total Cost g   Total Cost h

Polymer            140.40       345.96     3,146.87            -        3,833.00
Masterbatch          9.78        21.11       218.29                       253.19
Treatment             -            -            -              -             -
Cores                 -            -            -              -             -
Headers               -            -            -              -             -
Wrap                  -            -            -              -             -
Overhead           115.28       360.51     2,408.11            -        3,010.90
                -----------------------------------------------------------------
                   200.47       850.58     5,974.07            -        8,897.12


  Total slit rolls in this lot which were slit before the end of the month
  Part #                Yd2                                Part #           Yd2
1                     0                                 6                       0
2                     0                                 7                       0
3                     0                                 8                       0
4                     0                                 9                       0
5                     0                                10                       0


            std. cost 1       std. cost 2     std. cost 3             std. cost 4
 Polymer          0                 0               0                       0
 Masterbatch      0                 0               0                       0
 Treatment        0                 0               0                       0
 Cores            0                 0               0                       0
 Headers          0                 0               0                       0
 Wrap             0                 0               0                       0
 Overhead         0                 0               0                       0



           Total Cost 1 Total Cost 2  Total Cost 3   Total Cost 4

Polymer               -            -            -              -
Masterbatch           -            -            -              -
Treatment             -            -            -              -
Cores                 -            -            -              -
Headers               -            -            -              -
Wrap                  -            -            -              -
Overhead              -            -            -              -
                --------------------------------------------------
                      -            -            -              -

                                                Disclosure Schedule 2.04 (a) - 9

Finished Goods Count Sheet    Location: C.D.S. | Morrisville    Sheet # |  1  |
                              (Circle One)                              -------
12/29/1995
                                    SAMPLE
                                                                   meters
    Part Number       Serial Number           yds meters(M)/roll    (M)
- --------------------------------------------------------------------------
1   |6|1|0|5|0|       |2|0|0|0|1|5|3|2|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
2   |6|1|0|5|0|       |2|0|0|0|1|5|3|3|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
3   |6|1|0|5|0|       |2|0|0|0|1|5|3|5|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
4   |6|1|0|5|0|       |2|0|0|0|1|5|3|7|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
5   |6|1|0|5|0|       |2|0|0|0|1|5|3|6|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
6   |6|1|0|5|0|       |2|0|0|0|1|5|3|9|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
7   |6|1|0|5|0|       |2|0|0|0|1|5|4|0|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
8   |6|1|0|5|0|       |2|0|0|0|1|5|9|2|       | |4|0|0|0|           | |
- --------------------------------------------------------------------------
9   |6|1|0|5|0|       |2|0|0|0|1|5|9|3|       | |3|9|0|0|           | |
- --------------------------------------------------------------------------
10  |6|1|0|4|9|       |1|0|0|1|3|2|1|1|       | |6|2|5|0|           | |
- --------------------------------------------------------------------------
11  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
12  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
13  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
14  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
15  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
16  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
17  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
18  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
19  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
20  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
21  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
22  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
23  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
24  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
25  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
26  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
27  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
28  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
29  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
30  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
31  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
32  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
33  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
34  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
35  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
36  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
37  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
38  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
39  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
40  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
41  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
42  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
43  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
44  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
45  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
46  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
47  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
48  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
49  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------
50  | | | | | |       | | | | | | | | |       | | | | | |           | |
- --------------------------------------------------------------------------

    Counted by: Brant Davis
                -------------------------

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 2.04(B)

                                WORKING CAPITAL
                                ---------------

                       ACCOUNTING PRINCIPLES & PRACTICES
                       ---------------------------------

The Closing Date Working Capital, as defined in the Agreement is to be calculated in accordance with GAAP as set forth below.

ACCOUNTS RECEIVABLE-TRADE
- -------------------------

This represents the dollar value of invoices issued to customers but as yet uncollected. It includes as a deduction a reserve for those accounts thought to be uncollectible. This figure also excludes any amount associated with product either imported from or exported to Fitesa S.A.

ACCOUNTS RECEIVABLE-OTHER
- -------------------------

This is the value of prepaid income taxes and employee receivables. It is recorded at actual cost.

PREPAID DEPOSITS
- ----------------

This represents the dollar value of prepaid insurance, software maintenance and deposits (utility, car and apartment leases). It is recorded at actual vendor invoice amounts.

RAW MATERIAL/WIP/FINISHED GOODS INVENTORY
- -----------------------------------------

All inventory is valued at a standard cost which approximates actual cost. Raw material and finished goods inventory are further reduced for any inventory either imported from or intended to be exported to Fitesa S.A.

INVENTORY ALLOWANCE
- -------------------

This item represents management's estimate of the difference between standard cost and actual cost used to value raw material and finished goods inventory.

ACCOUNTS PAYABLE TRADE
- ----------------------

This item represents the actual dollar value of vendor invoices. It has been reduced for any items owed to any Petropar company.

ACCRUED EXPENSES
- ----------------

This represents dollar value accrued for payroll, corporate income tax, and OSHA fines.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.02 - OWNERSHIP OF SHARES

The shares of Fitesa are subject to a lien securing indebtedness of Fitesa under the GECC Credit Agreement.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.05(C) - NO CONFLICT

1. The subordination agreement dated as of September 26, 1995 (the "GECC Subordination Agreement"), among Parent, Petropar N.A., Fitesa Overseas Ltd., a British Virgin Islands corporation and a wholly owned subsidiary of Parent ("FOL") and General Electric Capital Corporation, a New York corporation ("GECC"), provides for acceleration of any subordinated debt of Fitesa to FOL in the event the debt owed by Fitesa to GECC is accelerated pursuant to a change in control of Fitesa.

2. The subordination agreement dated as of September 26, 1995 (the "Morgan Subordination Agreement") by and among Morgan Guaranty Trust Company of New York ("Morgan"), Fitesa and GECC provides for the acceleration of any subordinated debt of Fitesa to Morgan in the event the debt owed by Fitesa to GECC is accelerated pursuant to a change in control of Fitesa.

3. Pursuant to the GECC Credit Agreement, an Event of Default (as defined therein) shall occur upon the acquisition after the date thereof by any person (other than Parent or a wholly-owned subsidiary thereof) or by any two or more such persons acting in concert of beneficial ownership (within Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 20% or more of the Shares or of the outstanding Voting Stock (as defined therein) of Petropar N.A. Without the prior written consent of GECC, in the event of a change of control of Fitesa, all debt owed by Fitesa to GECC may be accelerated.

4. Pursuant to the Morgan Guaranty Credit Agreement, an Event of Default (as defined therein) shall occur (i) upon the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of 20% or more of the outstanding Shares or, (ii) if during any period of twelve consecutive calendar months, individuals who were directors of Fitesa on the first day of such period cease to constitute a majority of the Board of Directors of Fitesa. Without the prior written consent of Morgan, in the event of a change of control of Fitesa, all debt owed by Fitesa to Morgan shall be forthwith due and payable together with interest accrued thereon.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.07 - FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED
                   LIABILITIES

See Section 3.09 of the Disclosure Schedule.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.08(V) - ABSENCE OF CERTAIN CHANGES OR EVENTS

See Section 3.09 and Section 3.17 of the Disclosure Schedule.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.09 - LITIGATION

1. Vicki Starnes, Administratrix of the Estate of David Allen Starnes, Jr. vs. Fitesa North America Corporation. Pursuant to a Complaint dated February 5, 1996, and filed in the Superior Court of Mecklenburg County, North Carolina, Plaintiff is suing Fitesa for the alleged wrongful death of Mr. Starnes, who was killed on May 30, 1995 while cleaning machinery in the course of his employment with Fitesa. The Complaint alleges negligence by Fitesa and seeks the following damages: (a) compensatory damages in excess of $10,000; (b) punitive damages to be determined at trial; and (c) prejudgment and postjudgment interest and Plaintiff's costs. Fitesa has received a "reservation of rights" letter dated March 28, 1996 from its insurer in respect of such litigation, a copy of which letter has been furnished to Purchaser.

2. Commissioner of Labor v. Fitesa NA (OSHANC No. 95-3339). Pursuant to a Citation and Notification of Penalty dated August 16, 1995, the North Carolina Department of Labor, Division of Occupational Safety and Health ("OSHA") has cited Fitesa for three violations of the Occupational Safety and Health Act, and imposed penalties totalling $87,900. Fitesa is not insured in respect of such liabilities.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.10 - COMPLIANCE WITH APPLICABLE LAWS

Commissioner of Labor v. Fitesa NA (OSHANC No. 95-3339). Pursuant to a Citation and Notification of Penalty dated August 16, 1995, OSHA has cited Fitesa for three violations of the Occupational Safety and Health Act, and imposed penalties totalling $87,900.

By letter dated September 15, 1995, Fitesa notified OSHA that it is contesting each citation, proposed penalty and abatement date.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.11 - ENVIRONMENTAL MATTERS

See Section 3.10 of the Disclosure Schedule

An anonymous complaint was made in November 1994 to the South Iredell Community Development Corporation, owners of the business park in which Fitesa is located, that excessive noise levels were being generated by the Fitesa plant.

A test of noise levels conducted by Triangle Environmental on January 24, 1996 showed noise levels within regulatory limits at the Fitesa plant.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.13 - TRADEMARKS, ETC.

In addition to its full name, Fitesa uses the names Fitesa North America and Fitesa N.A. in the conduct of its business.

The intellectual property of Fitesa is subject to a lien securing indebtedness under the GECC Credit Agreement.

See the attached list of all computer software used or owned by Fitesa.

                            FITESA SOFTWARE LISTING
                            - AS OF JULY 10, 1996 -

SEQUENT UNIX SOFTWARE
- ---------------------

  OPERATING SYSTEM - Sequent Dynix/ptx v.2.0.5

  DATABASE AND DATABASE APPLICATIONS - Oracle RDBMS Products
    RDBMS v.6.0.36.7.1
    SQL *Forms v.3.0.16.12.4
    SQL *Plus v.3.0.12.4.1
    PL/SQL v.1.0.36.2.2

    Oracle *Financials v9.0.36
      Order Entry / Distribution
      Inventory
      General Ledger
      Accounts Payable
      Accounts Receivable / Revenue Accounting
      Purchasing
      (Personnel -- replaced)
      (Fixed Assets -- replaced)

    Cadence (100 screen forms, 70 reports, 50 + support files, 100 data structures)
      Menu, Navigational, and Administrative structures
      Systemwide and Module Specific Lookup Tables and Forms
      Work Orders
      Production Reporting
        Winder
        Slitter
          Finished Goods Labeling
        Scrap
          Product Labeling
          Recycling
        Repelletizing
      Shipping / Transfers / RMAs
        Finished Goods
        Scrap
      Laboratory Information
      Company Quality Measurement

  OTHER UNIX APPLICATIONS
    Lotus for Unix System V v.1.0 (Accounting dept use only -- Standard Cost
     Spreadsheet)
    WordPerfect 5.0 for Unix (Obsolete -- not used)
    Syntax LMServer for Sequent (Systems admin use only)

PC AND NETWORK SOFTWARE
- -----------------------

  MICROSOFT PRODUCTS
    Windows NT Advanced Server
    Windows NT Workstation
    Windows for Workgroups
    DOS
    Office
      Excel
      Word
      Mail
      Schedule Plus

      PowerPoint
    Project
    Technet CD (Systems admin use only)

  OTHER PC APPLICATIONS
    AT&T Mail Gateway
    Reflection for Windows
    FAS (Fixed Assets)
    AutoCad for Windows
    Intermec Label Design
    Wizcon Production Line Control
    WordScan (OCR package)
    McAfee Virus Scan
    Procomm Plus (DOS)
    DacEasy Rolowin
    ADP Payroll & Personnel

  REFERENCE CDs
    US Patent
    Dunn and Bradstreet
    ProPhone
    ComputerSelect
    Thomas Registry
    McMaster Carr Catalog
    Nonwovens Marketplace

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.14 - INSURANCE

1. Fitesa and several other companies periodically contribute funds to an insurance pool pursuant to which such companies fund their obligations under workmen's compensation laws.

2. Fitesa is a party to, a named insured under, or otherwise the beneficiary of the following insurance policies:


   Coverage                        Policy              Carrier
   --------                        ------              -------

   Auto                            BAP(97)7320-97-86   Federal Insurance (Chubb)
   Commercial General Liability    3531-60-75CCG       Federal Insurance (Chubb)
   Workers Compensation-NC         W128573552B         Key Risk Management
   Workers Compensation G.A.       WC1-355-303674-016  Liberty Mutual
   Workers Compensation P.A.       040844680961        State Workmans Insurance
                                                         Fund
   Umbrella Liability              (97)7970-97-69-CCG  Federal Insurance (Chubb)
   Property                        3531-60-75CCG       Federal Insurance (Chubb)
   Crime                           3531-60-75CCG       Federal Insurance (Chubb)
   Ocean Cargo                     R38090              Continental Casualty
                                                         Company
   International Liability         7320-56-67CCG       Vigil Insurance Co.
                                                         (Chubb)

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.15 - EMPLOYEE BENEFIT MATTERS

A. EMPLOYEE BENEFIT PLANS

   1.   Written Plans

     a. Retirement Benefits Plans:

        (i)  Fitesa N.A. 401(k) Plan


     b. Welfare Benefits Plans:

        (i)   Fitesa N.A. Cafeteria Plan
        (ii)  Severance Plan
        (iii) Medical and Dental
        (iv)  Life Insurance Plan
        (v)   Accidental Death and Dismemberment

   2.   Unwritten Plans

     a. Welfare Benefits Plans:

        (i)   Fitesa Bonus Plan
        (ii) Short-term Disability Plan (as included in the Fitesa Policy and Procedure Manual)
        (iii) Long-term Disability Plan (as included in the Fitesa Policy and Procedure Manual)

B. AGREEMENTS

   1.   Employment Agreements

     a. John Sumner

   2.   Severance Agreements

     a. Ron Brooker
     b. Eugene Konczal

C. EMPLOYMENT ARRANGEMENTS

   1.   Marcio Muller--expatriate compensation package
   2.   Herminio Freitas--employment outline

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.17 - TRANSACTIONS WITH AFFILIATES

1. On February 24, 1994, Fitesa and Parent entered into a guarantee fee agreement (the "Parent Guarantee Agreement") pursuant to which Parent has agreed to guarantee certain indebtedness of Fitesa. Pursuant to this agreement Fitesa is obligated to pay Parent a guarantee fee equal to 1 1/2% of the weighted average borrowings subject to this agreement during each calendar year. This agreement was effective retroactively commencing January 1, 1993.

2. On April 1, 1991, Fitesa and Fitesa S.A., a corporation organized under the laws of the Federative Republic of Brazil, entered into a royalty payment agreement (the "Royalty Agreement") pursuant to which Fitesa has agreed to pay Fitesa S.A. royalty payment fees in exchange for technological and other assistance and services regarding the manufacture of polypropylene nonwoven textile fabrics used in consumer goods, provided by Fitesa S.A.

3. Fitesa periodically purchases and ships spare parts and supplies on behalf of Parent and certain of Parent's Affiliates, which transactions are conducted on an "arms' length" basis. The aggregate amount of receivables owing to Fitesa at any one time outstanding in respect of such transactions is less than $50,000.

4. See Section 3.19 of the Disclosure Schedule for a description of debt agreements between Fitesa and its Affiliates.

5. Promissory Note dated September 26, 1995 executed by Fitesa in favor of Fitesa Overseas Ltd. ("FOL"), a wholly owned subsidiary of Parent, in the amount of $4,231,948.13.

6. On August 30, 1994, Fitesa paid a dividend to Petropar S.A. in the form of a promissory note in the amount of $2,949,000. The amount owed under such promissory note was forgiven by Petropar S.A. and treated as a capital contribution to Fitesa on April 17, 1996.

7. Since December, 1994, Fitesa has entered into loan agreements with various lenders for an aggregate amount of approximately $9.7 million and has loaned the proceeds thereof to FOL. All of such amounts have since been repaid or assumed by FOL.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.18 - TAXES

1. Extension request filed by Petropar N.A. and Fitesa in respect of the 1995 tax year.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.19 - MATERIAL CONTRACTS

Section 3.19(a)(i) - 1. A promissory note dated September 26, 1995 in favor of FOL in the amount of $4,231,948.13, which loan amount is due and payable no later than February 1, 2001. Payments under this promissory note are subordinated to certain senior debt of Fitesa as set forth in the GECC Subordination Agreement.

2. The GECC Credit Agreement, pursuant to which GECC agreed to advance Fitesa an aggregate of $12.5 million, consisting of Term Loan A in the amount of $7.5 million and Term Loan B in the amount of $1 million, and revolving loans in an aggregate amount of $4 million. The total amount of each term loan is currently outstanding. There was $535,165 outstanding under the revolving credit agreement with GECC at December 31, 1995. The maturity date of the term loans and revolving loans is October 1, 2000. These loans are secured by a pledge by Petropar N.A. of all of the outstanding common stock of Fitesa and a security interest in all personal and real property of Fitesa.

3. Pursuant to the GECC Credit Agreement, Fitesa has entered into a Pledged Account Agreement dated as of September 26, 1995, pursuant to which Fitesa has granted to GECC a security interest in certain pledged bank accounts of Fitesa.

4.   The GECC Subordination Agreement.

5.   The Morgan Subordination Agreement.

6. The Morgan Guaranty Credit Agreement, pursuant to which Morgan has agreed to advance to Fitesa $9,052,000 in revolving loans. Amounts outstanding under the agreement are evidenced by a promissory note executed on December 31, 1993. $9,052,000 was outstanding at December 31, 1995. The maturity date is October 1, 1997. Borrowings incurred under this agreement are guaranteed by Parent. Payments under this agreement are subordinated to certain senior debt of Fitesa as set forth in the Morgan Subordination Agreement.

7.   The Parent Guarantee Agreement.

8. Agreement for the supply of a Polypropylene Spunbonded Nonwovens Pilot Plant dated May 25, 1993 between Atlas Corp. and S.T.P. Impianti.

9. Lease Agreement dated January 1, 1995 between Fitesa and Carolinas' Distribution Services

10.  Section 3.19(v)-  1.  Marcio Muller
                       2.  Herminio Freitas

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.22 - PETROPAR N.A.

See Section 3.05(c) of the Disclosure Schedule.

Petropar N.A. has entered into a pledge agreement pursuant to which the shares of Fitesa beneficially owned by Petropar N.A. are subject to a lien securing indebtedness of Fitesa under the GECC Credit Agreement.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 3.25 - PETROPAR N.A.

Fitesa has agreed to provide to Paper Pak free of charge approximately 60,000 to 70,000 pounds of rolled goods with an approximate retail value of between $80,000 and $100,000 in settlement of a claim made by Paper Pak with respect to the quality of product delivered by Fitesa to Paper Pak.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 5.01(a) - CONDUCT OF BUSINESS PRIOR TO CLOSING


1. In July 1996, Fitesa expects to pay a bonus in the aggregate amount of approximately $160,000 to all of its employees.

2. Parent currently intends that each of Herminio Freitas and Marcio Muller will return to Parent's employ in Brazil following the Closing.

3. Fitesa intends to lend to Parent a spare compression roll owned by Fitesa for use by Parent in Brazil pending repair of a similar piece of equipment owned by Parent.

                              DISCLOSURE SCHEDULE
                              -------------------

SECTION 5.01(b) - CONDUCT OF BUSINESS PRIOR TO CLOSING

Parent Guarantee Agreement.

Royalty Agreement.